Exhibit 10.11(a)
ENERPAC TOOL GROUP CORP.
CHANGE IN CONTROL AGREEMENT
FOR
[EXECUTIVE NAME]

This Agreement is made between Enerpac Tool Group Corp. (the “Corporation”), a Wisconsin corporation and [EXECUTIVE NAME] (the “Executive”) effective [INSERT DATE].

For the purposes of this Agreement, “Affiliate” means the Corporation, its subsidiaries or holding companies from time to time and any subsidiary of any holding company form time to time.

WHEREAS, the Executive is a valued employee of the Corporation; and
WHEREAS, the Executive wishes to remain an employee of the Corporation; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Executive and the Corporation agree as follows:
1.Employment and Duties. The Corporation hereby continues to employ Executive as [INSERT TITLE], with all powers and authority as are customary to this position, and Executive hereby accepts such continued employment with the Corporation in accordance with the terms and conditions set forth herein. Executive shall have such executive responsibilities as is customary with this position and as the Corporation’s Chief Executive Officer shall from time to time assign to the Executive. Executive agrees to devote Executive’s full time (excluding annual vacation time), skill, knowledge, and attention to the business of the Corporation and the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive’s employment with the Corporation or its Affiliate shall continue to be subject to and otherwise governed by the terms of any applicable employment or services agreement entered into by and between Executive and the Corporation or its Affiliate (the “Employment Agreement”).
2.Termination, Bonus, and Severance Pay.
(a)As used in this Agreement, a Change in Control means:
(A)the date that any one person, or more than one person acting as a group (as defined in paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, determined in accordance with Treasury Regulation Section 1.409A-3(i)(5), other than in a public offering; or
(B)the date that any one person, or more than one person acting as a group (as determined in paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition (“gross fair market value” for these purposes meaning the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); or
(C)the date that any one person, or more than one person acting as a group (as determined under paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation; or
(D)the election of directors constituting a majority of the Board of Directors (the “Board”) pursuant to a proxy solicitation not recommended by the Board.
(b)As used in this Agreement, a “Triggering Event” means the occurrence of one or more of the following events within the period of 24 months following a Change in Control, without the Executive’s consent:
(A)(A) a material reduction in the base salary paid to the Executive or (B) a material reduction in Executive’s bonus opportunity or (C) a material reduction in the total aggregate value of the fringe benefits received by the Executive compared to the levels received by the Executive at the time of a Change in Control; or
(B)a material diminution in the Executive’s authority, responsibilities or duties or a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report (including a requirement that an Executive report to an officer or employee of the Corporation instead of reporting directly to the CEO) compared to the levels or circumstances existing at the time of a Change in Control; or
(C)a change in the location or headquarters where the Executive is normally expected to provide services to a location of 40 or more miles from the previous location existing at the time of the Change in Control; or
(D)the Corporation’s material breach of its obligations under this Agreement or the Employment Agreement, if applicable.
Notwithstanding the foregoing, a Triggering Event will not be deemed to have occurred until the Executive has provided notice to the Corporation of the existence of the Triggering Event within 45 days of the initial existence of the Triggering Event, and the Corporation has failed within a period of at least 60 days to adequately remedy the Triggering Event condition (the “Triggering Event Notice Period”).
(c)Except as provided in clause (d) below, and otherwise subject to the terms and conditions of the Agreement, if (i) the Corporation terminates Executive’s employment within the period beginning 6 months prior to a Change in Control and ending 24 months following a Change in Control, or (ii) Executive voluntarily terminates Executive’s services within 30 days following the expiration of the Triggering Event

Notice Period (and at a time when Executive’s employment could not otherwise be terminated by the Corporation for cause in accordance with clause (d) below) that occurs within 24 months following the date of a Change in Control:
(A)the Corporation shall pay to the Executive a lump sum equal to the sum of twice the amount of the highest per annum base rate of salary in effect with respect to the Executive during the 2 year period immediately prior to the termination of employment; and
(B)the Corporation shall pay to the Executive a lump sum the greater of:
a.twice the amount of the highest annual bonus or annual incentive compensation earned by the Executive under any annual cash bonus or annual incentive compensation plan of the Corporation during the 3 complete fiscal years of the Corporation immediately preceding the termination of employment; or
b.twice the amount of the highest annual bonus or annual incentive compensation opportunity, calculated at target, for the Executive under any annual cash bonus or annual incentive compensation plan of the Corporation during the 3 complete fiscal years of the Corporation immediately preceding the termination of employment; and
(C)any outstanding equity or long-term incentive awards held by Executive immediately prior to Executive’s termination of employment by the Corporation (or in the event of a voluntary termination due to a Triggering Event, immediately prior to the expiration of the Triggering Event Notice Period where the Corporation has not remedied the Triggering Event condition in accordance with subsection 2(b) above) shall be fully vested (at target level for performance-based awards) and, with respect to any, stock options, stock appreciation rights or similar awards, Executive shall have the full duration of the original exercise period to exercise such award; and
(D)the Corporation shall pay to Executive in a lump sum an amount equal to the sum of the Corporation’s monthly cost with respect to (A) the welfare benefits in which the Executive (or the eligible dependent of the Executive) was enrolled or otherwise participating immediately prior to the date of the Executive’s termination, including for sake of clarity the portion of any monthly premium or cost that the Corporation would normally pay or provide based on the applicable group medical, dental and vision coverage, if any, in which the Executive (and any applicable dependent) was enrolled immediately prior to the date of termination, and (B) other perquisites Executive was receiving or being provided at the highest level within the 12 month period preceding the date of the Executive’s termination, multiplied by 24. For purposes hereof, perquisites will include the cost paid by the Corporation for the Executive’s lease of a car or a car allowance, as the case may be. For purposes of clarification, this lump sum payment shall not be dependent upon any election to continue eligible group health plan coverage under Section 4980B of the Code (“COBRA”), and neither the Executive nor any eligible dependent shall have any right to continue such coverage other than as permitted under and otherwise in accordance with all applicable conditions and provisions applicable to such COBRA coverage. To the extent that the Executive (or any eligible dependent) wishes to elect continuation coverage, the Executive (or the eligible dependent) is responsible for the timely election of such continuation coverage and payment of any applicable premiums under COBRA.
(d)For the avoidance of doubt, the amounts described in (B) above shall not take into account any compensation opportunity under any long-term incentive plan of the Corporation. The lump sums described in (A), (B) and (D) above shall be paid by the Corporation to the Executive within 60 days after the Executive’s termination of employment, or, in the event of a voluntary termination due to a Triggering Event.
(e)Notwithstanding any provision herein, no amounts will be due under this Agreement in the event the Executive’s employment is terminated by the Corporation for cause. The term “for cause” shall mean solely the following events:
(A)conviction, or a plea of guilty or no contest, of a felony;
(B)conviction, or a plea of guilty or no contest, of a crime involving dishonesty, disloyalty or fraud;
(C)reporting to work under the influence of alcohol;
(D)the use of illegal drugs (whether or not at the workplace);
(E)conviction, or a plea of guilty or no contest, of conduct in conjunction with Executive’s duties hereunder which could reasonably be expected to, or which does, cause the Corporation or any of its affiliates public disgrace or disrepute or economic harm;
(F)repeated failure to perform duties as reasonably directed by the Board or CEO (or the person to whom Executive directly reports);
(G)gross negligence or willful misconduct with respect to the Corporation;
(H)obtaining any personal profit not thoroughly disclosed to and approved in writing by the Board or CEO in connection with any transaction entered into by, or on behalf of, the Corporation or any Affiliate;
(I)violation of any of the terms of the Corporation’s or any Affiliate's established policies which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof; or
(x)    any other material breach of this Agreement by you which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof.
(f)Notwithstanding anything to the contrary set forth in this Section 2 or elsewhere in this Agreement, any payments made hereunder:
(A)within 2-½ months of the end of the Corporation’s taxable year containing the Executive’s severance from employment, or

(B)within 2-½ months of the Executive’s taxable year containing the severance from employment shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. Payments subject to subparagraphs (i) or (ii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.
To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i) or (ii) above:
(C)any payments made in the first 6 months following the Executive’s termination from employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A. Payments subject to this subparagraph (iii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.
To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i), (ii) or (iii) above:
(D)any payments made equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of severance from employment shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D). Payments subject to this subparagraph (iv) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.
To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i), (ii), (iii) or (iv) above, and to the extent the Executive is a "specified employee" (as defined below):
(E)payments due to the Executive under Section 2 shall begin no sooner than 6 months after the Executive's severance from employment (other than for Death); provided, however, that any payments not made during the 6 month period described in this subsection 2(e) due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such 6 month period, and the balance of all other payments required under this Agreement shall be made as otherwise scheduled in this Agreement.
(f)    For purposes of this Section 2, any reference to severance of employment or termination of employment shall mean a "separation from service" as defined in Treasury Reg. Section 1.409A-1(h). For purposes of this Agreement, the term "specified employee" shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i).
(g)    Notwithstanding any other provision of this Agreement, in order to be entitled to receive any payments or benefits that otherwise may become due hereunder, Executive must (i) sign a release and waiver of all claims in a form provided by or otherwise acceptable to the Corporation, and such release and waiver must become irrevocable, and (ii) comply with all applicable restrictive covenants and preemptive rights pursuant to any Employment Agreement or other agreement entered into between Executive and the Corporation or its affiliate.
3.Excise Tax Adjustment.
(a)Subject to the provisions of this Section 3, in the event it is determined that all or any part of the severance benefits payable to Executive under this Agreement or any other payments or benefits payable to Executive under any other agreement with, or plan or policy of, Corporation (the “Total Payments”) will, as determined by an independent accounting firm selected by Corporation, be subject to the tax (the “Excise Tax”) imposed by Code Section 4999 (or any similar tax that may hereafter be imposed), then such payment shall be either: (i) provided to Executive in full, or (ii) provided to Executive to such lesser extent as would result in no portion of such payment being subject to such Excise Tax, whichever of the foregoing amounts, when taking into account such Excise Tax, results in the receipt by Executive of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such Excise Tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. Executive agrees to cooperate fully with Corporation to determine the benefits applicable under this Section 3.
(b)For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, and the amounts of such Excise Tax, the following shall apply:
(A)Any payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, policy, arrangement or agreement with Corporation, or with any person whose actions result in a Change in Control or any person affiliated with Corporation or such persons) shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of Corporation such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax.
(B)The value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4).
4.Confidential Information. As a supplement to any other confidentiality provisions applicable to the Executive, Executive acknowledges that all Confidential Information is and shall continue to be the exclusive proprietary property of the Corporation or an Affiliate, whether or not disclosed to or entrusted to the custody of Executive. Executive will not, either during the term hereof or at any time thereafter, disclose any Confidential Information, in whole or in part, to any person or entity other than to employees of the Corporation or an Affiliate, for any reason or purpose, unless the Corporation or an Affiliate gives its prior written consent to such disclosure. Executive also will not, either during the term hereof or at any time thereafter, use in any manner any Confidential Information for Executive’s own purposes or for the benefit of any person or entity except the Corporation or any Affiliate whether such use consists of duplication, removal, oral communication, disclosure, transfer or other unauthorized use thereof, unless the Corporation gives its prior written consent to such use. As used herein, the term “Confidential Information” refers to all information and materials not in the public domain belonging to, used by or in the business of the Corporation or any Affiliate (the “Business”) relating to its business strategies, products, pricing, customers, technology, programs, costs, employee compensation, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, formulae, processes, designs, drawings, trade secrets of every kind and character and competitive information. “Confidential Information” also includes confidential information belonging to other companies and disclosed to the Executive by the Corporation or an Affiliate.
5.Non-competition and Inventions.
(a)This Agreement hereby incorporates any non-competition or similar provisions of the Employment Agreement as if fully rewritten herein. In the event that there is no Employment Agreement, or such Employment Agreement does not include non-competition or similar provisions thereto, during the period of employment of Executive and for a period of one year after Executive’s termination of employment for any reason, Executive shall not directly or indirectly as a principal, agent, owner, employee, consultant, advisor, trustee, beneficiary, distributor, partner, co-venturer, officer, director, stockholder or in any other capacity, nor will any entity owned by Executive:
(A)divert or attempt to divert any business from the Corporation or an Affiliate or engage in any act likely to cause any customer or supplier of the Corporation or an Affiliate to discontinue or curtail its business with the Corporation or an Affiliate or to do business with another entity, firm, business, activity or enterprise directly or indirectly competitive with the Corporation or an Affiliate; or
(B)contact, sell or solicit to sell or attempt to contact, sell or solicit to sell products competitive to those sold by the Corporation or an Affiliate to any customer of the Corporation or an Affiliate with which Executive had contact while performing services for the Corporation or an Affiliate; or
(C)solicit or attempt to solicit any employee of the Corporation or an Affiliate for employment or retention.
Notwithstanding the provisions above, Executive may acquire securities of any entity the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by Executive immediately following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired.
(b)Executive acknowledges and agrees that the restrictions set forth in this Section 5 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of the Corporation or an Affiliate. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant set forth herein, then such unenforceable covenant shall be deemed eliminated from this Section 5 for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

(c)The Executive hereby sells, transfers and assigns to the Corporation and any Affiliate the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by the Executive, solely or jointly, or in whole or in part, during the period Executive is bound by this Agreement which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Corporation or an Affiliate or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Corporation or any Affiliate, or (iii) arise (wholly or partly) from the efforts of the Executive during the Term hereof in connection with Executive’s performance of Executive’s duties hereunder. The Executive shall communicate promptly and disclose to the Corporation, in such form as the Corporation requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Corporation or any Affiliate such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Corporation or any Affiliate to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. This provision does not relate to any invention (i) for which no equipment, supplies, facilities or trade secret information of the Corporation or an Affiliate was used and which was developed entirely on the Executive’s own time and which does not relate (A) directly to the business of the Corporation or an Affiliate, or (B) to the Corporation’s of an Affiliate's actual or demonstrably anticipated research or development; or (ii) which does not result from any work performed by the Executive for the Corporation or an Affiliate.
6.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, to Executive’s address appearing on the records of the Corporation.
If to the Corporation:
Enerpac Tool Group Corp.
648 N. Plankinton Ave.
4th Floor
Milwaukee, WI 53203
Attention: Chairman of the Audit Committee

With a copy to:

Michael Best & Friedrich, LLP
790 N. Water Street
Milwaukee, WI 5320260606
Attention: Martin P. Tierney
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Corporation may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)The Executive’s or the Corporation’s failure to insist upon strict compliance with any provisions of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including, without limitation, the right of the Executive to terminate employment for cause pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or of any other provision or right of this Agreement.
(f)The Executive and the Corporation acknowledge that, except as may otherwise be provided herein or under any other written agreement between the Executive and the Corporation, or otherwise in accordance with applicable law, the employment of the Executive by the Corporation is “at will” and the Executive’s employment may be terminated by the Corporation at any time.
(g)The Corporation agrees that if it breaches any payment obligation hereunder, the Corporation will pay all reasonable attorney fees and costs incurred by Executive in enforcing Executive’s rights hereunder.
(h)This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(i)If the Corporation sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, or if the Corporation ceases to exist as a separate entity as a result of a merger, spin-off, reorganization or otherwise, then the Corporation will, as a condition precedent to any such transaction, cause effective provision to be made so that the person or entity acquiring such property and assets or succeeding to the business of the Corporation as the surviving entity of a merger, spin-off, reorganization or otherwise, as applicable, becomes bound by, and replaces the Corporation under, this Agreement.
(j)This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their Affiliates which may have related to the subject matter hereof in any way, which are hereby terminated and cancelled and of no further force or effect as of the date of this Agreement, without the payment of any additional consideration by or to either of the parties hereto.
7.Injunctive Relief. Executive acknowledges and agrees that irreparable injury will result to the Corporation in the event Executive breaches any covenant contained in this Agreement and that the remedy at law for such breach will be inadequate. Therefore, if Executive engages in any act in violation of the provisions of this Agreement, the Corporation shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions hereof.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on [INSERT DATE].

EXECUTIVE:    ENERPAC TOOL GROUP CORP.:

        By:

Title: __________________________________